Exhibit 4

                        POTOMAC ELECTRIC POWER COMPANY

              STOCK COMPENSATION PLAN FOR THE BOARD OF DIRECTORS

      The Stock Compensation Plan (the "Plan") for the Board of Directors (the "Board") of Potomac Electric Power Company (the "Company"), effective July 1, 1994, is designed to permit directors and advisory directors of the Company, at their election, to receive all or a portion of the annual Board retainer fee as established from time to time by the Board in the form of either restricted or unrestricted shares of Common Stock of the Company (the "Stock"). Such election must be made on the form contained herein prior to the beginning of the Plan's next succeeding fiscal year (July 1 - June 30). Risk of forfeiture of Common Stock received in restricted form is described below.

      If a Director or Advisory Director of the Company elects as provided herein to receive any portion of the retainer fee in the form of Stock of the Company, such Stock will be issued by the Company on the first business day of each quarter. The price of the Stock issued pursuant to the Plan will be the average of the high and low sale prices of the Stock on the New York Stock Exchange, Inc. on the second business day prior to the date of issuance. Fractional shares will not be issued. Cash in lieu of such fractional shares will be promptly paid to the Director or Advisory Director. Certificates representing shares of restricted stock will be held by the Company until the restrictions are lifted. Directors may vote such shares of restricted stock and will receive dividends paid in connection with such Stock. Certificates representing shares of unrestricted stock will be delivered to the Director or Advisory Director. Directors will be provided a quarterly report of their Plan account.

      The Plan, which is not subject to the Employee Retirement Income Security Act of 1974, is administered by the Board, which acts as manager of the Plan. The Board is responsible for determining eligibility for participation and circumstances, other than death or disability, which may lead to forfeiture of restricted stock received pursuant to the Plan. The Board reserves the right to modify or terminate the Plan at any time.


                            Additional Information

      Additional information about the Plan and its administration may be obtained by contacting the following:

                  Mr. H. Lowell Davis
                  Vice Chairman and Chief Financial Officer
                  Potomac Electric Power Company
                  1900 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20068
                  (202) 872-3003






      If you wish a copy of the following documents, which are incorporated by reference in the Registration Statement related to the Plan, you may obtain a copy, without charge, by written or oral request directed to the Secretary, Potomac Electric Power Company, 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068 (tel. (202) 872-2456):

      (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

      (c) The description of the Company's Common Stock included in registration statements and reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including any amendment or report for the purpose of updating such description.





















           INFORMATION REGARDING DIRECTOR RETAINER DEFERRAL ELECTION


      The attached election form permits you, in your sole discretion, to defer for three years recognition of compensation income otherwise associated with your receipt of a Director retainer in the form of Pepco stock.

      The income deferral opportunity is provided through the voluntary subjection of the corporate stock to a risk of forfeiture. That is, if you were to terminate your status as a Director or Advisory Director for any reason other than death, disability or such other circumstances as may be identified and approved by the Board of Directors from time to time prior to the expiration of the three-year "risk" period described in your deferral election form, you would forfeit the stock that had been earned as your retainer. If your termination from the status of Director is associated with death, disability or such other circumstances as may be identified and approved by the Board of Directors from time to time, there would be no forfeiture.

      The rules as to recognition of income are as follows:

      1. If you choose to receive your retainer in the form of stock, have retained your status as a Director through the date of the receipt of the stock and do not wish to subject the shares of stock to a risk of forfeiture, you will be taxed on the shares six months after the date they are delivered to you based upon their value as of such date, unless you choose to make an election under Section 83(b) to have the taxable event be the date on which the shares are received by you. In order to be effective, a Section 83(b) election must be made no more than thirty days following the receipt of stock. If you do not make the Section 83(b) election, and you have not elected to subject your stock to a risk of forfeiture, it is still conceivable that the date of the deemed tax event will fall in a different calendar year from the year in which the shares are received. This would be the case with respect to any shares received in the months of July through December since the deemed tax event will take place on the date which is six months after the date of the receipt of the stock.

      2. If you elect to subject the shares of stock to a risk of forfeiture, you will not be taxed on the value of the shares until such time as the risk of forfeiture lapses. At such time, your taxable income will be based upon the adjusted value of stock at that date. Any dividends payable with respect to the stock during the three-year "risk" period would be paid directly to you and would be characterized as compensation income for tax purposes.









                                                            June 17, 1994


                ELECTION REGARDING PAYMENT OF DIRECTOR RETAINER


      The undersigned, constituting a Director or Advisory Director of Potomac Electric Power Company (the "Company") hereby agrees as follows:

      (1) The undersigned hereby elects to have _____% of the amount of retainer which would otherwise be payable in cash to the undersigned with respect to the fiscal year beginning July 1, 1994 and ending June 30, 1995 paid instead in shares of stock of Potomac Electric Power Company.

      (2) The undersigned agrees that any stock to be issued to the undersigned pursuant to this election shall be - (check one):

      _____ (i)    Issued when earned and fully vested and not
                   subject to a risk of forfeiture. I direct that the stock be registered as follows:

                          __________________________

                          __________________________

                          __________________________

      _____ (ii)   Issued when earned but unvested and subject to
                   forfeiture if the undersigned terminates his/her status as a Director or Advisory Director of the Company prior to the third anniversary of the date of the issuance of the stock for any reason other than death, the incurrence of a total disability or such other circumstances as may be identified and approved by the Board of Directors from time to time.

      IN WITNESS WHEREOF, the undersigned has executed this Election effective for all purposes as of the _____ day of __________________________, 1994.





                              Signature:  ____________________________________



                                   Name:  ____________________________________
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